Exhibit 15 (ii) under Form N-1A
                                                Exhibit 1 under Item 601/Reg.S-k

                                    EXHIBIT B
                                     to the
                                Distribution Plan
                                    FTI Funds

                                  FTI Bond Fund
                             FTI Municipal Bond Fund
                      FTI Large Capitalization Growth Fund
                 FTI Large Capitalization Growth and Income Fund


      This Distribution Plan is adopted by FTI Funds with respect to the Shares of the portfolios of the Trust set forth above.

      In compensation for the services provided pursuant to this Plan, EDGEWOOD will be paid a monthly fee computed at the annual rate of .75 of 1% of the average aggregate net asset value of FTI Bond Fund, FTI Municipal Bond Fund, FTI Large Capitalization Growth Fund, and FTI Large Capitalization Growth and Income Fund held during the month.

      Witness the due execution hereof this 5th day of August, 1998.


                                    FTI Funds


                                    By:  /s/ Jeffrey W. Sterling
                                    Name:  Jeffrey W. Sterling
                                    Title:  Vice President